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                                                                   EXHIBIT 10.16

                   AMENDMENT TO SOFTWARE RESELLER AGREEMENT

        Amendment to Software Reseller Agreement made this 23rd day of December, 1996, by and between A.D.A.M. SOFTWARE, INC., a Georgia corporation ("ADAM") and CHURCHILL LIVINGSTONE INC., a Delaware corporation ("Churchill Livingstone").

        WHEREAS, ADAM and Churchill Livingstone have entered into a Software Reseller Agreement dated May 8, 1995 (the "Reseller Agreement");

        WHEREAS, certain disputes have arisen between ADAM and Churchill Livingstone under the Reseller Agreement;

        WHEREAS, the parties hereto desire to resolve such disputes by entering into this Amendment;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Inventory Price Protection. ADAM agrees to issue a credit in the amount of $52,500 to be applied to the outstanding balance owed to ADAM by Churchill Livingstone for price protection purposes covering all inventory purchases made prior to the execution of this Amendment.

2.      No Minimum Sales Requirements.

        (a) Notwithstanding anything contained in the Reseller Agreement to the contrary, Churchill Livingstone shall have no obligation to meet any performance objective or to submit any annual plan relating to performance objectives or to purchases or resell any minimum number copies of the Products. ADAM waives all rights it may have arising from Churchill Livingstone's past or future failure to meet any performance objective or submit or meet any annual plan or purchase or resell any minimum number of copies of the Products.

        (b) Churchill Livingstone would still be required to prepare an annual Marketing plan. Churchill Livingstone will submit to ADAM monthly reports of inventory on-hand by the 5th day of the following month.

3. Termination of Restrictions. The restrictions set forth in subsections 3.3(a), (b) and (c) of the Reseller Agreement on ADAM's right to sell and authorize third parties to sell the Products shall terminate as of the close of business on December 31, 1996, and thereafter such restrictions shall be null and void. During the term of the Reseller Agreement ADAM will not sell copies of the Primary Products at a price more favorable, taken as a whole, than that granted to Churchill Livingstone, to any similarly situated reseller (defined as a reseller of a similar kind), for similar volumes, for resale in the Primary Market in the Territory.
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4.      New Versions of Products.  If ADAM releases a new version, edition or upgrade to any product, Churchill Livingstone will be able to stock balance product purchased after the date of execution of this Amendment for the new product. Upon return to ADAM of Product eligible for stock balancing, Churchill Livingstone will be credited the actual amount they paid for the old product, less any credits for price protections, promotions, etc., towards the purchase of the new products. For this purpose, in determining whether units in inventory were purchased after the date of execution of this Amendment, the first units purchased by Churchill Livingstone will be deemed to have been the first sold. The mere fact that a new version of a product is given a different title from an existing product will not mean that it is not a new version of the Product for purposes of Section 4. For purposes of this Section 4 Churchill Livingstone will be entitled to stock balance units purchased after the date of execution of this Agreement from ADAM and which are sold by Churchill Livingstone on a returnable basis, and are returned to Churchill Livingstone within 45 days after the release of the new version, edition or upgrade of a product. If ADAM releases a new product which reduces the size of the market for a product sold by Churchill Livingstone, then Churchill Livingstone may purchase the new product and stock balance the old product on the same basis as it may for new versions, editions and upgrades to a product it sells.

5. Price Reductions. If ADAM announces any reduction in the suggested retail price or list price of any Product, ADAM will protect Churchill Livingstone with respect to copies of such Products purchased by Churchill Livingstone after the date of execution of this Amendment and held in inventory by Churchill Livingstone on the date of announcement of the price change. Within 45 days from the announcement of the price reduction Churchill Livingstone will provide to ADAM a listing of all inventory including any returns from sub-resellers. For this purpose, in determining whether units in inventory were purchased after the date of execution of this Amendment, the first units purchased by Churchill Livingstone will be deemed to have been the first sold. The provisions of this Paragraph 5 will not apply to a unit if the price change is announced more than six months after the purchase of that unit.

6. Payments Due. Churchill Livingstone agrees to bring its Accounts Payable to ADAM up to a current status immediately by forwarding payment to ADAM by no later than December 31, 1996, and to remain current according to the terms of the Reseller Agreement.

7. Right to Terminate. Commencing January 1, 1997, and continuing thereafter throughout the term of this Agreement, ADAM and Churchill Livingstone shall each have the right to terminate the Reseller Agreement, as amended, for any reason whatsoever by giving the other party not less than six
(6) months prior notice.

8.      Rights on Termination

        (a) If ADAM terminates the Reseller Agreement for any reason whatsoever, ADAM shall repurchase from Churchill Livingstone all copies of the Products purchased by Churchill Livingstone after the date of execution of this Amendment and held in inventory by Churchill Livingstone on the date of termination of the Reseller Agreement. Churchill Livingstone will be credited the actual amount they paid for the products, less any
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credits for price protection, promotions, etc. so long as returned Products are unopened, in merchantable condition and in their original factory sealed packaging. For this purpose in determining whether units in inventory were purchased after the date of execution of this amendment, the first units purchased by Churchill Livingstone will be deemed to have been the first sold.

        (b) If Churchill Livingstone terminates the Reseller Agreement for any reason whatsoever, ADAM shall not have any obligation to repurchase inventory from Churchill Livingstone. However, Churchill Livingstone shall be free to continue to resell inventory on-hand at the date of termination, subject to the provisions of Section 14 of the Reseller Agreement.

9. Effect of Amendment. Except as amended by this Amendment Agreement, the Reseller Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have signed this Amendment on the year and day first set forth above.

                                                A.D.A.M. SOFTWARE, INC.


        By: /s/
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                                        CHURCHILL LIVINGSTONE INC.

        By: /s/
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            President